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                                                                       EXHIBIT 5

                    [LETTERHEAD OF MAYER, BROWN, ROWE & MAW]

                                  May 31, 2002


Imperial Credit Industries, Inc.
23550 Hawthorne Blvd.
Building 1, Suite 210
Torrance, California 90505

Ladies and Gentlemen:

        We have acted as counsel to Imperial Credit Industries, Inc. (the "Company") in connection with the preparation of a registration statement on Form S-2 (the "Registration Statement") relating to the sale by the selling security holders identified therein from time to time of up to $66,500,000 aggregate principal amount of the Company's 12% Senior Secured Notes due 2005 (the "Notes") issued pursuant to the indenture between the Company and The Chase Manhattan Bank and Trust Company, National Association, as Trustee, dated as of July 3, 2001 (the "Indenture"), and up to 32,000 shares of the Company's common stock, without par value (the "Shares"), issued pursuant to that certain Restructuring Agreement entered into as of February 19, 2002 by and between the Company and the Stephen Adams Living Trust (the "Restructuring Agreement").

        We have examined the Indenture, the Restructuring Agreement, the Amended and Restated Collateral Agency and Security Agreement, dated as of June 28, 2001, by and between the Company and Wilmington Trust Company, as collateral agent, as amended by Amendment No. 1 thereto dated as of February 19, 2002 (such agreement, as so amended, the "Security Agreement") and such other documents, and have considered such questions of law, as we have considered necessary or appropriate for the purposes of the opinions set forth below. In rendering such opinions, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or

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Imperial Credit Industries, Inc.
May 31, 2002
Page 2


otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates and statements of officers of the Company and of public officials.

         Based on the foregoing, we are of the opinion that the Notes have been legally issued by the Company and constitute binding obligations of the Company and that the Shares are legally issued, fully paid and nonassessable.

         The opinions expressed above are subject to the following qualifications:

         1. The legality, validity, binding effect and enforceability of the Notes and the Indenture may be limited by (a) equitable principles of general application (whether considered in a proceeding in equity or at law) and judicial discretion that may limit or affect the availability or granting of certain equitable remedies (such as specific performance) in certain instances; and (b) bankruptcy, insolvency, fraudulent conveyance, or transfer, reorganization, moratorium, or similar laws now or hereafter in effect relating to or affecting creditors' rights generally.

         2. The enforceability of the Notes and the Indenture may be limited by requirements imposed by the California Department of Financial Institutions and the Federal Deposit Insurance Corporation, or related federal and state legal requirements. We express no opinion with respect to the ability of holders of the Notes to realize upon the Collateral (as defined in the Security Agreement) to the extent that such legal requirements may impose limitations or restrictions with respect to ownership of such Collateral.

         3. We express no opinion herein with respect to title of the Company to the Collateral (as defined in the Security Agreement) or any of its property subject to, or to the nature and extent of, the liens and security interests created by or pursuant to the Indenture and the Security Agreement for the benefit of the holders of the Notes.

         4. We express no opinion herein with respect to the priority of any liens and security interests created by or pursuant to the Indenture and the Security Agreement for the benefit of the holders of the Notes.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the prospectus constituting part of the Registration Statement.

                                                /s/ MAYER, BROWN, ROWE & MAW